Exhibit 99.1

Oceaneering Announces First Quarter Earnings

-- First Quarter 2015 EPS Above Guidance
-- Lowers Annual 2015 EPS Guidance to a Range of $2.80 to $3.20
-- Initiates Second Quarter 2015 EPS Guidance of $0.64 to $0.70
-- Repurchases 1.1 million Shares of Common Stock

April 22, 2015 - Houston, Texas - - Oceaneering International, Inc. (NYSE:OII) today reported first quarter earnings for the period ended March 31, 2015.

On revenue of $786.8 million, Oceaneering generated net income of $69.5 million, or $0.70 per share. During the corresponding period in 2014, Oceaneering reported revenue of $840.2 million and net income of $91.2 million, or $0.84 per share.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended
	March 31,		Dec. 31,
	2015	2014	2014
Revenue	$786,772	$840,201	$918,927
Gross Margin	163,449	189,491	209,640
Income from Operations	106,650	132,862	152,239
Net Income	$69,499	$91,225	$102,471

Diluted Earnings Per Share	$0.70	$0.84	$0.99

Year over year and sequentially, quarterly earnings were down primarily as a result of lower demand and pricing for many of the services and products we offer. This was attributable to the significant drop in crude oil prices since June 2014, which in turn has led to oil and gas industry reductions in capital and operating expenditures.

Year over year, quarterly earnings decreased largely on lower Remotely Operated Vehicles (ROV) and Asset Integrity operating profit contributions, and higher interest expense as a result of indebtedness incurred during the second half of 2014. Sequentially, quarterly earnings declined on lower income from all operating business segments and higher interest expense.

M. Kevin McEvoy, Chief Executive Officer, stated, “2015 will be a very challenging year despite our first quarter EPS exceeding our guidance. Our above guidance performance was attributable, to a considerable extent, to an acceleration of forecasted work in our Subsea Products and Subsea Projects businesses and cost reduction measures put in place.
“Since our last earnings release, our oilfield business outlook for the remaining quarters of this year has weakened for ROV, Subsea Projects, and Asset Integrity. We are now faced with customers demanding price concessions and competitors willing to dramatically reduce prices to secure utilization for their assets. Consequently, we are lowering our 2015 EPS guidance to a range of $2.80 to $3.20, down from $3.10 to $3.50. For the second quarter of 2015, we are forecasting EPS of $0.64 to $0.70.
“Compared to the first quarter of last year, quarterly ROV operating income declined on a reduction in days on hire and lower average pricing. Our fleet utilization decreased to 73% from 86% a year ago and revenue per day-on-hire was 8% lower. During the quarter we put four new systems into service and retired four. At the end of the quarter, we had 336 vehicles in our ROV fleet, an increase of 22 from March 2014.

“Asset Integrity operating income dropped on lower service demand in most of the areas in which we operate. Subsea Products operating income also declined primarily due to lower demand for subsea hardware, mainly BOP control system replacements and clamp connectors. Our Subsea Products backlog at quarter-end was $788 million, up $98 million from December 2014, but down $106 million from March 2014.

“We generated EBITDA of $165 million during the quarter and anticipate generating at least $680 million for the year 2015. At the end of the quarter, we had $305 million in cash, $50 million available to be drawn on a three-year delayed draw term loan, and an undrawn $500 million revolver.

“During the quarter we paid $27 million in cash dividends and repurchased 1.1 million shares of our common stock at a cost of about $56 million. Additionally, earlier this month we completed the acquisition of C & C Technologies, Inc., a global provider of survey and satellite-based positioning services. The acquisition price of approximately $230 million was paid in cash. These actions underscore our continued confidence in Oceaneering’s financial strength and future business prospects.

“We remain convinced that our strategy to focus on providing services and products that facilitate deepwater exploration and production remains sound. Deepwater is still expected to continue to play a critical role in global oil supply growth despite its large capital commitments, technical challenges, and the current commodity price environment. Therefore, we anticipate demand for our deepwater services and products will rebound and rise over time, and believe our long-term business prospects remain promising. We are well positioned to supply a wide range of the services and products required to safely support the deepwater efforts of our customers and have the cash flow and liquidity to manage our business through the current low commodity price environment.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation that 2015 will be a very challenging year; 2015 EPS guidance range; 2015 Q2 EPS guidance range; statements about backlog, to the extent it may be an indicator of future revenue or profitability; anticipated minimum 2015 EBITDA; confidence in its financial strength and future business prospects; belief that its strategic focus remains sound; expectation of deepwater’s continued role in global oil supply growth; anticipated rebound and rise over time of demand for its deepwater services and products; belief that its long-term business prospects remain promising; characterization of its position relative to the deepwater efforts of its customers; and belief that it has the cash flow and liquidity to manage its business through the current low commodity price environment. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-

GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc, 713-329-4670, E‑Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, April 23, 2015 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

		Mar 31, 2015	Dec 31, 2014
		(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $304,512 and $430,714)		$1,609,711	$1,713,550
Net Property and Equipment		1,272,410	1,305,822
Other Assets		471,822	492,329
TOTAL ASSETS		$3,353,943	$3,511,701

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities		$601,842	$679,137
Long-term Debt		750,000	750,000
Other Long-term Liabilities		418,429	424,944
Shareholders' Equity		1,583,672	1,657,620
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$3,353,943	$3,511,701

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar 31, 2015	Mar 31, 2014	Dec 31, 2014
	(in thousands, except per share amounts)

Revenue	$786,772	$840,201	$918,927
Cost of services and products	623,323	650,710	709,287
Gross Margin	163,449	189,491	209,640
Selling, general and administrative expense	56,799	56,629	57,401
Income from Operations	106,650	132,862	152,239
Interest income	156	79	43
Interest expense, net of amounts capitalized	(6,088)	(411)	(3,222)
Equity in losses of unconsolidated affiliates	(255)	(36)	(32)
Other income, net	700	294	128
Income before income taxes	101,163	132,788	149,156
Provision for income taxes	31,664	41,563	46,685
Net Income	$69,499	$91,225	$102,471

Weighted Average Number of Diluted Common Shares	99,912	108,724	103,851
Diluted Earnings per Share	$0.70	$0.84	$0.99

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K.

SEGMENT INFORMATION
		For the Three Months Ended
		Mar 31, 2015	Mar 31, 2014	Dec 31, 2014
		($ in thousands)

Remotely Operated Vehicles	Revenue	$219,447	$255,819	$259,544
Gross Margin		$71,311	$87,190	$89,080
Operating income		$62,182	$76,740	$79,635
Operating margin		28%	30%	31%
Days available		30,131	27,851	30,869
Days utilized		22,139	23,869	24,676
Utilization		73%	86%	80%

Subsea Products	Revenue	$240,729	$260,010	$314,739
Gross Margin		$69,767	$75,129	$84,667
Operating income		$50,014	$54,516	$63,796
Operating margin		21%	21%	20%
Backlog		$788,000	$894,000	$690,000

Subsea Projects	Revenue	$153,572	$138,190	$162,623
Gross Margin		$26,900	$24,409	$38,138
Operating income		$22,276	$20,537	$34,113
Operating margin		15%	15%	21%

Asset Integrity	Revenue	$98,493	$124,159	$111,115
Gross Margin		$12,799	$21,866	$14,476
Operating income		$5,025	$14,085	$5,886
Operating margin		5%	11%	5%

Advanced Technologies	Revenue	$74,531	$62,023	$70,906
Gross Margin		$9,400	$7,727	$11,647
Operating income		$5,020	$2,955	$7,214
Operating margin		7%	5%	10%

Unallocated Expenses	Gross Margin	$(26,728)	$(26,830)	$(28,368)
Operating income		$(37,867)	$(35,971)	$(38,405)

TOTAL	Revenue	$786,772	$840,201	$918,927
Gross Margin		$163,449	$189,491	$209,640
Operating income		$106,650	$132,862	$152,239
Operating margin		14%	16%	17%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$49,412	$104,038	$85,395
Depreciation and Amortization		$58,003	$53,351	$60,750

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
			For the Three Months Ended
			Mar 31, 2015	Mar 31, 2014	Dec 31, 2014
			(in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net Income			$69,499	$91,225	$102,471
Depreciation and Amortization			58,003	53,351	60,750
Subtotal			127,502	144,576	163,221
Interest Income/Expense, Net			5,932	332	3,179
Amortization included in interest expense			(266)	—	—
Provision for Income Taxes			31,664	41,563	46,685
EBITDA			$164,832	$186,471	$213,085

	2015 Estimates
	Minimum	Maximum
	(in thousands)
Net Income	$280,000	$320,000
Depreciation and Amortization	245,000	255,000
Subtotal	525,000	575,000
Interest Income/Expense, Net	25,000	25,000
Provision for Income Taxes	130,000	145,000
EBITDA	$680,000	$745,000